Exhibit 99.1

News Release

Jagged Peak Energy Inc. Announces First Quarter 2018
Financial and Operating Results

DENVER, Colorado, May 10, 2018 – Jagged Peak Energy Inc. (NYSE: JAG) (“Jagged Peak” or the “Company”) today announced financial and operating results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights

•	Production volumes were 27,596 Boe/d (21,850 Bo/d) for the first quarter, an increase of 182% compared to the first quarter of 2017 and an increase of 15% compared to the fourth quarter of 2017.

•
Net loss for the first quarter was $39.4 million, or $(0.18) per diluted common share. Eliminating certain non-cash and non-recurring items such as certain equity-based compensation, non-cash mark-to-market gains or losses on derivatives and impairment expense, adjusted net income (a non-GAAP measure)(1) was $26.4 million, or $0.12 per diluted common share.

•	First quarter adjusted EBITDAX (a non-GAAP measure)(1) was $85.5 million, with an adjusted EBITDAX margin (a non-GAAP measure)(1) of $34.43 per Boe.

•
Capital expenditures for drilling and completion activities in the first quarter were $207.6 million, and capital expenditures for infrastructure totaled $3.7 million during the quarter. Additionally, $7.5 million was spent during the quarter to add approximately 2,500 net acres to the Company's leasehold position and to renew existing leases.

•	The Company spud 12 gross operated horizontal wells and placed on production 11 gross operated horizontal wells during the first quarter of 2018.

•	As of March 31, 2018, total leasehold position was approximately 77,700 net acres, with approximately 2,080 future well locations identified across the Company's leasehold.

•	The Company expects second quarter 2018 total production to average 31,000 to 32,000 Boe/d, representing an increase of 14% at the mid-point over first quarter 2018 production.

Commenting on the quarterly results, Jim Kleckner, President and Chief Executive Officer of Jagged Peak said, “This was a record quarter for Jagged Peak as we brought online some of our longest lateral lengths to date. Our contiguous acreage position and high operational control allows our team to focus on long lateral development that allows for more efficient use of capital through well-level economies of scale. Further, we realized completion efficiency during the first quarter that was 13% improved over the fourth quarter of 2017. I could not be more proud of the Jagged Peak team for their focus and execution during the quarter."

Looking ahead to the remainder of 2018, Mr. Kleckner continued, “We remain committed to increasing our technical understanding of the reservoir systems by integrating 3D seismic and other data initiatives, and the first quarter represented an elevated activity level relative to the remainder of 2018 as we still plan to manage our activity in coordination with these technical data initiatives. Data acquisition and interpretation is advancing ahead of schedule, with Cochise and Whiskey River data already being integrated into our development planning and workflow. We believe this disciplined approach to development will help us generate improved well results and returns by reducing drilling cycle times, drilling longer laterals and optimizing completions. In 2018, the majority of our activity will be focused in the lower Wolfcamp A formation in Cochise and Whiskey River, and we expect to spud 40 to 45 gross operated wells and place on production 42 to 46 gross operated wells. We forecast this activity level to result in total average production of 28,000 to 31,000 Boe/d for 2018. We remain confident that our planned 2018 activity level properly balances the long-term development of our assets with a focus on generating attractive corporate-level returns, while maintaining financial discipline and a conservative leverage profile."

"Addressing the current and anticipated midstream tightness within the Permian Basin, we have 60,000 Bo/d of committed capacity on the Oryx system providing access to key regional market hubs in Crane and Midland. Further, we have basis hedges in place for approximately 66% of our anticipated 2018 oil production at a differential of less

(1) Adjusted net income (loss), adjusted EBITDAX and adjusted EBITDAX margin are non-GAAP measures. Please reference the reconciliations to the most directly comparable GAAP measures at the end of this release.

than $1 below Cushing prices. This gives us confidence in our forecasted realized pricing throughout 2018. Looking into 2019, we have 8,000 barrels per day of basis hedges in place at a differential of just over $1 less than Cushing prices. We believe our committed capacity on the Oryx gathering system, existing sales agreements and basis hedges put us in an advantaged position to ensure our barrels flow out of the basin at attractive realized prices."

Operating Update

The Company spud 12 gross operated horizontal wells, placed on production 11 gross operated horizontal wells and participated in 8 gross non-operated horizontal wells that were placed on production during the first quarter. At the end of the quarter, the Company had 8 operated horizontal wells that were in various stages of being completed, of which 6 of these wells were over 70% completed. Including these 8 wells, the Company has placed on production 9 wells so far in the second quarter. Additionally, the Company had 5 wells that were awaiting completion at the end of the quarter, compared to 4 wells at the end of the fourth quarter of 2017.

The Company has experienced several noteworthy operational improvements since the end of 2017. Completion efficiency has improved quarter-over-quarter with the first quarter of 2018 averaging 2.6 stages per crew per day, an increase of 13% compared to the fourth quarter of 2017. These efficiency improvements have continued into the second quarter, with quarter to date completion efficiency averaging 3.1 stages per crew per day. Additionally, the Company placed on production 11 gross operated wells with an average lateral length of approximately 9,300' -- a record at Jagged Peak for average lateral length completed in a quarter.

The Company has licensed state-of-the-art, high-quality 3D seismic covering its Cochise project area. Initial results have successfully identified high quality shale targets and assisted in geosteering laterals. The Company is participating in a 3D seismic survey over its Whiskey River project area. The acquisition phase was completed during March 2018, and early outputs from processing have been delivered to the Company well ahead of schedule. Further, seismic acquisition has begun in the Big Tex project area, which will result in processed data being delivered in the second half of 2018. The Company continues to add to its understanding of the reservoir system by collecting additional core, reservoir fluid and pressure data in order to validate and further refine the subsurface model. Together, these efforts are leading to an integrated understanding of optimal reservoir development that will lead to more efficient use of capital.

Financial Results

For the first quarter of 2018, the Company reported a net loss of $39.4 million, or $(0.18) per diluted common share. Net loss for the first quarter of 2017 was $465.9 million. Adjusted EBITDAX (a non-GAAP measure) for the first quarter of 2018 was $85.5 million, an increase of $56.4 million from the first quarter of 2017 and $7.2 million from the fourth quarter of 2017.

For the first quarter of 2018, the Company reported adjusted net income (a non-GAAP measure) of $26.4 million, compared to $10.5 million in the first quarter of 2017. Adjusted net income (a non-GAAP measure) eliminates certain non-cash and non-recurring items such as certain equity-based compensation, non-cash mark-to-market gains or losses on derivatives and impairment expense, further adjusted for any associated changes in estimated income tax expense.

Adjusted EBITDAX and adjusted net income (loss) are non-GAAP measures. Please reference the reconciliations to the most directly comparable GAAP measures at the end of this release.

The Company's average realized sales prices for the first quarter of 2018, including settlement of realized oil hedges and gathering and processing expense ("G&P") where applicable, were $53.52 per barrel of oil, $1.73 per Mcf of natural gas and $22.17 per barrel of natural gas liquids. The total oil equivalent price for the quarter was $45.67 per Boe. Due to the adoption of ASC 606 (Revenue Recognition) as of January 1, 2018, these prices are net of $0.9 million and $1.6 million in G&P related to gas and NGLs, respectively. Excluding G&P and including settlements of realized oil hedges, the first quarter 2018 total oil equivalent price was $46.68 per Boe compared to the first quarter 2017 total equivalent price of $43.30 per Boe and the fourth quarter 2017 total equivalent price of $44.15 per Boe.

On March 21, 2018, the borrowing base and lender commitments under the Company's credit facility were increased from $425.0 million to $540.0 million. Concurrently with the borrowing base redetermination, the pricing structure of the Company's credit facility was reduced by 50 basis points to reflect favorable, current market rates. Permitted hedging levels under the Company's credit facility were increased, providing the Company with the option to hedge a greater percentage of its forecasted production. The Company had an outstanding balance on its credit facility of $265.0 million as of March 31, 2018, and, as of May 4, 2018, the Company had $320 million of outstanding borrowings against its credit facility.

On May 8, 2018, the Company closed on the private offering of $500 million aggregate principal amount of 5.875% senior unsecured notes due 2026. Net proceeds from the offering were approximately $489.0 million and were used to repay borrowings under the revolving credit facility. The remaining proceeds will be used to fund the Company's development program and for general corporate purposes. Upon the closing of the offering, the Company's borrowing base under its revolving credit facility is $540.0 million and the aggregate elected commitments are $475.0 million. Adjusted for the offering, the Company had no outstanding borrowings on its revolving credit facility, $227.2 million of cash and over $700.0 million of liquidity as of March 31, 2018.

Capital Expenditures

Capital expenditures for drilling and completion activities were $207.6 million for the three months ended March 31, 2018, which represents capital spent to drill and complete 19 gross (13.4 net) wells, of which 11 gross (10.0 net) wells were drilled and completed by Jagged Peak. Additionally, a portion of the capital spent during the first quarter relates to 17 gross (16.9 net) operated wells that were in various stages of being drilled or completed at March 31, 2018. Adding in capital expenditures for infrastructure of $3.7 million and leasehold acquisition costs of $7.5 million, total capital expenditures for the quarter were $218.9 million. The Company's leasehold acquisition costs added approximately 2,500 acres to its leasehold position during the quarter, increasing the Company’s leasehold position to approximately 77,700 net acres as of March 31, 2018.

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Capital Expenditures for Oil and Gas Activities
Acquisitions
Proved properties	$—	$—
Unproved properties	7,518	22,810
Drilling & completion costs	207,615	91,281
Infrastructure costs	3,742	8,371
Exploration costs	—	6
Total oil and gas capital expenditures	$218,875	$122,468

2018 Operating Guidance

Jagged Peak's 2018 activity level seeks to balance the optimal long-term development of its assets while continuing to grow its production and cash flow and maintaining a strong balance sheet. The 2018 activity level will allow the Company to complete acquisition and interpretation of 3D seismic data and other data initiatives that will help to guide the Company as it optimizes the development of its substantial leasehold position and continues to efficiently deploy capital. In 2018, the Company plans to spud 40 to 45 gross operated wells and place on production 42 to 46 gross operated wells. These wells will predominantly target the lower Wolfcamp A in the Company's Cochise and Whiskey River project areas.

The Company is reaffirming the following guidance for its full year 2018 activities:

•	Total capital expenditures, excluding leasehold, of $560 to $615 million

◦	$540 to $590 million budgeted for drilling and completion costs, including $5 to $10 million budgeted for 3D seismic and other data initiatives

◦	$20 to $25 million for water infrastructure costs, excluding any potential additions to surface acreage

•	Total net production of 28,000 to 31,000 Boe/d, representing an increase of 74% compared to 2017 average production

◦	Net oil production will represent 77% to 81% of total net production

•	LOE of $3.25 to $4.00 per Boe

•	Production and ad valorem taxes at 6.5% to 7.5% of unhedged production revenue

•	Cash general and administrative expense of $44 to $46 million
The Company expects second quarter 2018 production to range from 31,000 to 32,000 Boe/d, an increase of 14% at the mid-point compared to first quarter 2018 production. Oil production in the second quarter is expected to range from 24,500 to 25,500 Bo/d.

Conference Call

Jagged Peak will host a conference call and webcast to discuss its first quarter 2018 financial and operating results on Friday, May 11, 2018 at 9:00 am MDT (11:00 am EDT). The call will be webcast and accessible via the Investor Relations section of the Company’s website at www.jaggedpeakenergy.com. To join the live, interactive call, please dial 1-855-327-6837 ten minutes before the scheduled start time (international callers, dial 1-631-891-4304). A telephone replay will be available from 12:00 noon MDT (2:00 pm EDT) on Friday, May 11, 2018 through Friday, June 1, 2018 at 10:00 pm MDT (12:00 midnight EDT). To access the replay, dial 1-844-512-2921 (international callers dial, 1-412-317-6671) and enter confirmation code 10004704. A live broadcast of the earnings conference call will also be available via the Company’s website at www.jaggedpeakenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website approximately two hours after the conference call. The presentation material for this conference call will also be available on the Company’s website.

Upcoming Investor Events

Executive Vice President and Chief Financial Officer, Bob Howard, and Vice President, Finance and Corporate Planning, Ian Piper, will be participating in the Citi Global Energy & Utilities Conference on May 15, 2018. The presentation used for this event will be available on the Company’s website at www.jaggedpeakenergy.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Jagged Peak assumes, plans, expects, believes, intends or anticipates (and other similar expressions), will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management's current beliefs, based on currently available information, as to the outcome and timing of future events. Forward-looking statements in this release include, among other things, guidance estimates including all statements under the heading “2018 Operating Guidance”; planned 3D seismic program and its ultimate impact on well performance; adequacy of takeaway capacity; expected capital expenditures; drilling, completion and development expectations; and expected production. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Jagged Peak. General risk factors include the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and NGL prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company’s commodity price risk management strategy; impact of environmental events, governmental and other third-party responses to such events and Jagged Peak’s ability to adequately insure against such events; and other such matters discussed in the “Risk Factors” section of Jagged Peak’s 2017 Annual Report on Form 10-K and in "Item 8.01, Other Events" of Jagged Peak's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 2018, as such risk factors may be updated from time to time in the Company’s other periodic reports filed with the Securities and Exchange Commission, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov. The forward-looking statements contained in this release speak as of the date of this announcement. Although Jagged Peak may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by applicable securities laws.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before interest expense, net of capitalized interest, depletion, depreciation, amortization and accretion expense, impairment of oil and natural gas properties, exploration expenses, equity-based compensation expense, income taxes and net gains or losses on derivatives less net cash from derivative settlements. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets and exploration expenses, none of which are components of Adjusted EBITDAX. Our computation of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

Management believes Adjusted EBITDAX is useful because it allows investors to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book value of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance.

Adjusted Net Income

Adjusted net income is a performance measure used by management to evaluate financial performance, prior to non-cash market-to-market gains or losses on derivatives, impairment expense, exploratory dry hole costs, gain or loss on the sale of property, certain one-time items, such as certain equity-based compensation and the associated changes in estimated income tax. Management believes adjusted net income is useful because it may enhance investors’ ability to assess historical and future financial performance. Adjusted net income should not be considered an alternative to net income, operating income, or any other measure of financial performance presented in accordance with GAAP or as an indicator of our operating performance.

Adjusted EBITDAX Margin

Adjusted EBITDAX margin is a performance measure used by management to evaluate financial performance and profitability. The Company defines adjusted EBITDAX margin as the relevant period's adjusted EBITDAX divided by the total oil equivalent production for that same period.

About Jagged Peak Energy Inc.

Jagged Peak Energy Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and associated liquids-rich natural gas reserves in the southern Delaware Basin, a sub-basin of the Permian Basin of West Texas.

Contacts
Robert W. Howard
Executive Vice President, Chief Financial Officer
720-215-3660
bhoward@jaggedpeakenergy.com

Ian T. Piper
Vice President, Finance and Corporate Planning
720-215-3661
ipiper@jaggedpeakenergy.com

Jagged Peak Energy Inc.
Selected Operating Highlights
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017

Production volumes:
Oil (MBbls)	1,967	745
Natural gas (MMcf)	1,666	370
NGLs (MBbls)	239	74
Total (MBoe)	2,484	881
Average daily production volumes:
Oil (Bbls/d)	21,850	8,281
Natural gas (Mcf/d)	18,510	4,109
NGLs (Bbls/d)	2,660	819
Total (Boe/d)	27,596	9,785

Average Sales Prices (excluding realized hedge settlements and including G&P Deduction) :(1)
Oil (per Bbl)	$61.39	$49.33
Natural gas (per Mcf)	$1.73	$2.48
NGLs (per Bbl)	$22.17	$20.61
Combined (per Boe)	$51.90	$44.52

Average Sales Prices (including realized hedge settlements and G&P Deduction) :(1)
Oil (per Bbl)	$53.52	$47.89
Natural gas (per Mcf)	$1.73	$2.48
NGLs (per Bbl)	$22.17	$20.61
Combined (per Boe)	$45.67	$43.30

Average Operating Costs (per Boe):
Lease operating expenses	$3.91	$1.83
Gathering and processing expenses (1)	$—	$0.45
Production and ad valorem tax expenses	$3.09	$3.00
Depletion, depreciation, amortization and accretion	$19.31	$15.97
General and administrative expense (before equity-based compensation expense)	$4.28	$5.21
(1) Due to the adoption of ASC 606 (Revenue Recognition) as of January 1, 2018, the average sales prices for 2018 include gathering and processing expenses ("G&P") of $0.54 per Mcf of natural gas and $6.74 per Bbl of NGLs. This standard affects comparability between 2017 and 2018 for revenues, average sales prices and G&P expenses but does not impact net income.

Jagged Peak Energy Inc.
Condensed Consolidated and Combined Balance Sheets
(Unaudited)

	March 31, 2018	December 31, 2017

	(in thousands)
Assets:
Cash and cash equivalents	$3,205	$9,523
Other current assets	72,419	51,540
Property and equipment, net	1,209,851	1,038,947
Other noncurrent assets	6,455	3,418
Total assets	$1,291,930	$1,103,428

Liabilities and Stockholders' Equity:
Current liabilities	$207,755	$174,475
Long-term debt	265,000	155,000
Deferred income taxes	67,587	57,943
Other long-term liabilities	16,168	16,665
Stockholders' equity	735,420	699,345
Total liabilities and stockholders' equity	$1,291,930	$1,103,428

Jagged Peak Energy Inc.
Condensed Consolidated and Combined Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017

	(in thousands, except per share amounts)
Revenues
Oil, natural gas and NGL sales	$128,906	$39,200
Other operating revenues	147	188
Total revenues	129,053	39,388
Operating Expenses
Lease operating expenses	9,720	1,610
Gathering and processing expenses	—	392
Production and ad valorem taxes	7,674	2,640
Exploration	—	6
Depletion, depreciation, amortization and accretion	47,977	14,062
Impairment of unproved oil and natural gas properties	53	7
Other operating expenses	22	135
General and administrative (before equity-based compensation)	10,639	4,587
General and administrative, equity-based compensation	75,678	408,964
Total operating expenses	151,763	432,403
Income (Loss) from Operations	(22,710)	(393,015)
Other Income and Expense
Gain (loss) on commodity derivatives	(4,326)	17,042
Interest expense and other	(2,723)	(540)
Total other income (loss)	(7,049)	16,502
Income (Loss) before Income Taxes	(29,759)	(376,513)
Income tax expense (benefit)	9,644	89,368
Net Income (Loss)	$(39,403)	$(465,881)

Net Income (Loss) attributable to Jagged Peak Energy LLC (predecessor)	$—	$(375,476)
Net Income (Loss) attributable to Jagged Peak Energy Inc. Stockholders	(39,403)	(90,405)
Net Income (Loss)	$(39,403)	$(465,881)

Net income (loss) attributable to Jagged Peak Energy Inc. Stockholders per common share:
Basic	$(0.18)	$(0.42)
Diluted	$(0.18)	$(0.42)

Weighted-average common shares outstanding:
Basic	213,003	212,938
Diluted	213,003	212,938

Jagged Peak Energy Inc.
Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017

	(in thousands)
Cash Flows from Operating Activities
Net income (loss)	$(39,403)	$(465,881)
Adjustments to reconcile to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	47,977	14,062
Impairment of unproved oil and natural gas properties	53	7
Amortization of debt issuance costs	600	117
Deferred income taxes	9,644	89,368
Equity-based compensation	75,678	408,964
(Gain) Loss on commodity derivatives	4,326	(17,042)
Net cash receipts (payments) on settled derivatives	(15,479)	(1,071)
Other	(78)	(39)
Change in operating assets and liabilities:
Accounts receivable and other current assets	(5,351)	(6,325)
Accounts payable and accrued liabilities	2,275	(459)
Net cash provided by operating activities	80,242	21,701
Cash Flows from Investing Activities
Leasehold and acquisitions costs	(7,585)	(25,628)
Development of oil and natural gas properties	(185,982)	(74,293)
Other capital expenditures	(1,270)	(763)
Net cash used in investing activities	(194,837)	(100,684)
Cash Flows from Financing Activities
Proceeds from issuance of common stock in IPO, net of underwriting fees	—	401,625
Proceeds from senior secured revolving credit facility	110,000	10,000
Repayment of senior secured revolving credit facility	—	(142,000)
Debt issuance costs	(1,523)	(1,000)
Costs related to initial public offering	—	(2,560)
Employee tax withholding for settlement of equity compensation awards	(200)	—
Net cash provided by financing activities	108,277	266,065
Net Change in Cash and Cash Equivalents	(6,318)	187,082
Cash and Cash Equivalents, Beginning of Period	9,523	11,727
Cash and Cash Equivalents, End of Period	$3,205	$198,809

Jagged Peak Energy Inc.
Commodity Hedges

The Company hedges its oil production to reduce cash flow volatility and to support funding of its capital expenditure program. For the remainder of 2018, 16,860 Bbl/d of oil are hedged at an average WTI price of $53.82 per barrel. In addition, for the remainder of 2018, the Company has hedges in place for 15,500 Bbl/d of oil to hedge the price differential between the Cushing and Midland oil prices at an average of $(0.97) per barrel.

As of May 4, 2018, the Company had the following commodity hedges in place for future production:

Production Period	Volumes	Weighted Average Price
	(Bbls)	($/Bbl)
Oil Swaps:
Second Quarter 2018	1,412,000	$52.69
Third Quarter 2018	1,619,200	$54.17
Fourth Quarter 2018	1,605,400	$54.46
Remainder 2018	4,636,600	$53.82
Full Year 2019	3,650,000	$54.82
Oil Basis Swaps:
Remainder 2018	4,262,500	$(0.97)
Full Year 2019	2,920,000	$(1.10)

Jagged Peak Energy Inc.
Reconciliation of Adjusted Net Income, Adjusted EBITDAX and Adjusted EBITDAX Margin
(Unaudited)

The following tables provide reconciliations of the GAAP financial measure of Net Income (Loss) to the non-GAAP financial measures of Adjusted Net Income (Loss) and Adjusted EBITDAX. A description of the reconciliations is included in the section titled “Reconciliation of Non-GAAP Financial Measures.”

	Three Months Ended
	March 31,
	2018	2017

	(in thousands)
Adjusted Net Income (Loss)
Net income (loss)	$(39,403)	$(465,881)
Adjustments to reconcile to adjusted net income
Impairment of unproved oil and natural gas properties	53	7
(Gain) loss on commodity derivatives, net, less net cash from derivative settlements	(11,153)	(18,113)
Equity-based compensation expense related to allocated management incentive units (1)	74,470	408,964
Deferred income tax expense recorded in connection with the Company's initial public offering	—	79,106
Income tax effect for the above items	2,394	6,425
Adjusted net income (loss)	$26,361	$10,508

Adjusted net income (loss) per basic common share	$0.12	$0.05
Adjusted net income (loss) per diluted common share	$0.12	$0.05

Basic common shares	213,003	212,938
Diluted common shares	213,003	212,938

Adjusted EBITDAX
Net income (loss)	$(39,403)	$(465,881)
Adjustments to reconcile to adjusted EBITDAX
Interest expense, net of capitalized	2,731	711
Income tax expense (benefit)	9,644	89,368
Depletion, depreciation, amortization and accretion	47,977	14,062
Impairment of unproved oil and natural gas properties	53	7
Exploration expenses	—	6
(Gain) loss on commodity derivatives, net, less net cash from derivative settlements	(11,153)	(18,113)
Equity-based compensation expense (2)	75,678	408,964
Adjusted EBITDAX	$85,527	$29,124

Total production (MBoe)	2,484	881
Adjusted EBITDAX margin (3)	$34.43	$33.06
(1) In connection with the IPO, management incentive units were converted to common stock. A portion of this common stock was transferred to JPE Management Holdings LLC and became subject to the terms and conditions of the amended and restated JPE Management Holdings LLC limited liability company agreement (the “Holdco Agreement”). The compensation expense related to these shares has primarily been recognized ratably as they have vested according to the terms of the Holdco Agreement. However, in February 2018, the Company incurred $71.3 million in accelerated compensation expense related to the modification of service requirements. Only compensation expense related to management incentive units allocated at the time of the IPO is excluded from the calculation of adjusted net income.

(2) Equity-based compensation expense for the first quarter 2018 includes $74.6 million related to management incentive units that converted to common stock in connection with the IPO and $1.1 million related to equity awards issued under the Company's long-term incentive plan.
(3) Adjusted EBITDAX margin is calculated as Adjusted EBITDAX divided by total production, expressed as adjusted EBITDAX per Boe.